Exhibit 2.1

MERGER AGREEMENT

among

CANADA CANNABIS CORP.

and

GOLD PARTY PAYDAY, INC.

and

2418146 ONTARIO INC.

dated as of

May 14, 2014

TABLE OF CONTENTS

i

ii

iii

MERGER AGREEMENT

This Merger Agreement (“Agreement”) is entered into as of May 14, 2014 (the “Execution Date”), by and among Canada Cannabis Corp., a corporation organized under the laws of the Province of Ontario, Canada (“CCC”), Gold Party Payday, Inc., a Delaware corporation (“GPAY”), and 2418146 Ontario Inc., a wholly-owned Subsidiary corporation of GPAY organized under the laws of the Province of Ontario, Canada (“GPAY Subco”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1.01 hereof.

RECITALS

WHEREAS, CCC and GPAY Subco have agreed to amalgamate pursuant to section 175 of the Business Corporations Act (Ontario) and for such purpose GPAY has agreed to issue certain of its securities from treasury to the shareholders of CCC;

WHEREAS, the Board of Directors of CCC (the “CCC Board”) has unanimously (a) determined that it is in the best interests of CCC and its shareholders, and declared it advisable, to enter into this Agreement with GPAY and GPAY Subco, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Amalgamation, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the shareholders of CCC;

WHEREAS, the respective Boards of Directors of GPAY and GPAY Subco (collectively, the “GPAY Board”) have each unanimously (a) determined that it is in the best interests of GPAY and GPAY Subco and the shareholders of each, and declared it advisable, to enter into this Agreement with CCC, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Amalgamation, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the sole shareholder of GPAY Subco; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Amalgamation and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Amalgamation.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
Definitions

Section 1.01 Definitions.  In this Agreement, unless there is something in the context or subject matter inconsistent therewith, the following words and terms set forth in this Article I shall have the following meanings:

“Affiliate” means an affiliated body corporate within the meaning of the OBCA.

“Amalco” means the amalgamated corporation formed by the Amalgamation of the Amalgamating Corporations.

“Amalgamating Corporations” means CCC and GPAY Subco.

“Amalgamation” means the amalgamation of CCC and GPAY Subco pursuant to this Agreement and in accordance with the OBCA.

“Amalgamation Agreement” means the form of amalgamation agreement to be entered into between GPAY Subco and CCC in accordance with the terms hereof, in substantially the form set forth in Schedule “A” hereto;

“Business Day” means a day other than a Saturday or Sunday on which the principal commercial banks located in Toronto, Ontario, are open for business during normal banking hours.

“CCC Shareholders” means all of the shareholders of CCC Shares.

“CCC Shares” means the fully paid and non-assessable common shares in the capital of CCC as of the Execution Date.

“Certificate” means the certificate of amalgamation issued by the Director in respect of the Amalgamation.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations issued pursuant thereto.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Director” means the Director appointed under the OBCA.

“Dissenting CCC Shares” means the CCC Shares held by Dissenting Shareholders.

“Dissenting Shareholder” means a registered holder of CCC Shares who validly exercises the right of dissent available to such holder under Section 185 of the OBCA in respect of the special resolution approving the Amalgamation.

“Effective Date” means the date of amalgamation as set forth in the Certificate.

“Exchange Shares” means GPAY Shares which are to be newly issued from the treasury of GPAY to the CCC Shareholders.

“Governmental Entity” means any: (i) national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) subdivision, agent, commission board or authority of any of the foregoing; or (iii) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

“GPAY Equity Award” means a GPAY Share Option or a GPAY Share Award or a phantom share award, as the case may be.

“GPAY's Financial Statements” means the financial statements of GPAY as filed with the SEC in GPAY’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014.

“GPAY IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which GPAY or any of its Subsidiaries is a party or under which GPAY or any of its Subsidiaries is a licensor or licensee.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the respective business, results of operations, prospects, condition (financial or otherwise), or assets of GPAY, its Subsidiaries or CCC, taken as a whole, or (ii) the ability of either of GPAY, GPAY Subco, or CCC to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; or (d) general conditions in the industry in which GPAY, its Subsidiaries, or CCC operate; provided further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on GPAY, its Subsidiaries, or CCC, taken as a whole, compared to other participants in the respective industries in which GPAY, its Subsidiaries, or CCC conduct their businesses.

“GPAY-Owned IP” means all Intellectual Property owned or purported to be owned by the GPAY or any of its Subsidiaries.

“GPAY Shares” means the common shares in the capital of GPAY of which 4,333,350 are issued and outstanding as at the date of this Agreement.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights (“Patents”); (c) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any "moral" rights (“Copyrights”); (d) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing (“Trademarks”); (e) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation (“Software”); and (g) Internet domain name registrations.

“Knowledge” means, when used with respect to GPAY or CCC, the actual or constructive knowledge of any respective officer or director, after due inquiry.

“Laws” means any domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Liability” shall mean any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“OBCA” means the Business Corporations Act (Ontario), as amended, including the regulations promulgated thereunder.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Tax Act” means the Income Tax Act (Canada), as it may be amended from time to time, and any successor thereto. Any reference herein to a specific section or sections of the Tax Act, or regulations promulgated thereunder, shall be deemed to include a reference to all corresponding provision of future law.

“Tax Laws” shall mean the Tax Act and any applicable provincial, or foreign income taxation statute(s), as from time to time amended, and any successors thereto.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party” means any Person other than the parties to this Agreement.

“Transfer Agent” means VStock Transfer, LLC.

“Treasury Regulations” means the treasury regulations promulgated under the Code.

Section 1.02 Tender. Any tender of documents or money hereunder may be made upon the counsel for each party and money may be tendered by bank draft or by certified cheque.

Section 1.03 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The singular includes the plural and the plural includes the singular, as the circumstances dictate.  Words imparting gender shall include all genders.

Section 1.04 Headings. Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement or affect the construction or interpretation of any provision hereof.

Section 1.05 Schedules. The Schedules to this Agreement shall be construed with and be considered an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. The following Schedule is attached hereto:

Schedule “A”  Amalgamation Agreement.

ARTICLE II
Amalgamation

Section 2.01 Amalgamation.  The Amalgamating Corporations hereby agree to amalgamate and continue as one corporation under the provisions of the OBCA upon the terms and conditions hereinafter set out.  Each of CCC and GPAY acknowledge and agree that (i) the Amalgamation and the matters related thereto as contemplated hereby are subject to (a) the receipt of all regulatory approvals; and (b) the receipt of all applicable approvals of the Amalgamation by the shareholders of each of CCC and GPAY Subco.  In furtherance of the foregoing, subject to the terms and conditions herein set forth and on the basis of the covenants, representations, warranties and agreements of the parties herein contained, each of CCC, GPAY Subco and GPAY covenant and agree to:

(a)           Cause CCC and GPAY Subco to enter into the Amalgamation Agreement forthwith after receipt of all applicable regulatory approvals and the requisite approvals of the shareholders of each of CCC and GPAY Subco to the Amalgamation, all as further set forth herein;

(b)           use all commercially reasonable efforts and do all things necessary or reasonably desirable on its part to facilitate the implementation of the Amalgamation;

(c)           use all commercially reasonable efforts to obtain all applicable shareholder and regulatory approvals and file articles under the OBCA in connection with the completion of the Amalgamation to give effect thereto; and

(d)           take and cause to be taken such other steps and actions and execute such other documents, agreements and instruments as may be reasonably necessary or desirable in connection with the consummation of the transactions contemplated hereby.

Section 2.02 Effect of Amalgamation.  On the Effective Date, in accordance with the OBCA:

(a)           the Amalgamating Corporations are amalgamated and continue as one corporation under the terms and conditions prescribed in the Amalgamation Agreement;

(b)           the Amalgamating Corporations cease to exist as entities separate from Amalco;

(c)           Amalco possesses all the property, rights, privileges and franchises and is subject to all liabilities, including civil, criminal and quasi-criminal, and all contracts, disabilities and debts of each of the Amalgamating Corporations;

(d)           a conviction against, or ruling, order or judgment in favour or against an Amalgamating Corporation may be enforced by or against the Amalco;

(e)           the articles of amalgamation are deemed to be the articles of incorporation of the Amalco and the certificate of amalgamation is deemed to be the certificate of incorporation of the Amalco;

(f)           Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against an Amalgamating Corporation before the Amalgamation has become effective;

Section 2.03 Directors and Officers. As of the Effective Date, the directors and officers of GPAY as of the Execution Date, in each case, and the directors and officers of GPAY Sub as of the Execution Date, in each case, shall resign, which resignations shall be effective immediately, except that the resignation of one such director shall be effective only upon compliance with Rule 14f-1.  The continuing director shall be indemnified by GPAY and Amalco with respect to all matters occurring after the Effective Date, and shall receive $1,000 compensation for such service (and $1,000 compensation for any succeeding month of service as a director of GPAY after the initial 30-day period immediately following the Effective Date).  As of the Effective Date, Benjamin Ward shall be appointed as a director of GPAY.  Effective upon compliance with Rule 14f-1, the board of each of GPAY and Amalco shall be reconstituted to add the following four (4) directors until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the respective certificates of incorporation and by-laws of GPAY or Amalco: Peter Strang, John Esteireiro, Sil Serrano and Dale Rasmussen.  As of the Effective Date, such resigning officers of GPAY shall be replaced by nominees of CCC, including the appointment of Benjamin Ward as President and Chief Executive Officer (in each case subject to the receipt of applicable regulatory approvals).

Section 2.04 Treatment of Securities. Subject to Section 3.03 hereof, on the Effective Date:

(a)           each issued and outstanding GPAY Subco Share shall be converted into one fully paid common share of Amalco (“Amalco Share”);

(b)           subject to Section 2.05, GPAY shall issue fully paid, non-assessable Exchange Shares to CCC Shareholders at a ratio of one (1) Exchange Share for each nineteen and one-half (19.5) fully paid and non-assessable CCC Shares issued and outstanding as of the execution of this Agreement (“Amalgamation Consideration”), and all such CCC Shares shall thereafter be cancelled; and

(c)           CCC Shares which are held by a Dissenting Shareholder shall not be converted as prescribed by Section 2.04(b). However, if a Dissenting Shareholder fails to perfect or effectively withdraws its claim under Section 185 of the Act or forfeits its right to make a claim under Section 185 of the OBCA or if its rights as a shareholder of CCC are otherwise reinstated, such Dissenting Shareholder’s Dissenting CCC Shares shall thereupon be deemed to have been exchanged for Exchange Shares, which shall be issuable to such CCC Shareholder, as of the Effective Date as prescribed by Section 2.04(b).

Section 2.05 Fractional Shares.  Notwithstanding Section 2.04 of this Agreement, no fractional Exchange Shares will be issuable to CCC Shareholders pursuant to the Amalgamation, and no cash payment or other form of consideration will be payable in lieu thereof. Any such fractional interest in a Exchange Share to which a CCC Shareholder would otherwise be entitled pursuant to the Amalgamation will be rounded down to the nearest whole Exchange Share.

Section 2.06 Certificates.  On the Effective Date:

(a)           the CCC Shareholders (other than Dissenting Shareholders who are ultimately entitled to be paid fair value for their Dissenting CCC Shares) shall be deemed to be the registered holders of the Exchange Shares to which they are entitled hereunder.  With respect to any CCC Shareholder which has previously taken delivery of certificates representing such holder’s CCC Shares, such holder shall be required to deliver and surrender to the Transfer Agent such certificates representing all such CCC Shares which have been exchanged for the Exchange Shares in accordance with Section 2.04(b), and such other documentation as may be required by the Transfer Agent, following which the Transfer Agent shall, as soon as practicable, issue to such CCC Shareholder certificates representing the number of Exchange Shares to which such holder is entitled.  With respect to any CCC Shareholder which has not previously taken delivery of certificates representing such holder’s CCC Shares, the Transfer Agent shall, as soon as practicable, issue to such CCC Shareholder certificates representing the number of Exchange Shares to which such holder is entitled without any further action on the part of such CCC Shareholder;

(b)           GPAY, as the registered holder of the GPAY Subco Shares, shall be deemed to be the registered holder of the Amalco Shares to which it is entitled hereunder and, upon surrender of the certificates representing such GPAY Subco Shares to Amalco, GPAY shall be entitled to receive a share certificate representing the number of Amalco Shares to which it is entitled as set forth in Section 2.04; and

(c)           share certificates evidencing CCC Shares shall cease to represent any claim upon or interest in CCC or Amalco other than the right of the registered holder to receive pursuant to the terms hereof and the Amalgamation, Exchange Shares in accordance with Section 2.04.

Section 2.07 Stated Capital.  The amount to be added to the stated capital account maintained in respect of the Amalco Shares in connection with the issue of Amalco Shares under Section 4 hereof on the Effective Date shall be the amount which is the sum of the stated capital of the issued and outstanding CCC Shares and of the stated capital of the issued and outstanding GPAY Subco Shares immediately prior to the Amalgamation.

Section 2.08 Articles of Amalgamation.  Upon the CCC Shareholders, the sole shareholder of GPAY Subco and, as required, the GPAY Shareholders, approving the Amalgamation on the terms and subject to the conditions set forth in this Agreement, in each case in accordance with applicable law, and provided that the conditions to the completion of the Amalgamation specified in in Article VII hereof have then been satisfied or waived (to the extent such waiver is permitted hereunder), but in no event later than the Closing Date (as defined below), CCC and GPAY Subco shall jointly file with the Director, articles of amalgamation, in duplicate,  in the prescribed form providing for the Amalgamation and such other documents as may be required pursuant to the OBCA.

ARTICLE III
Closing; Miscellanous

Section 3.01 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Amalgamation (the “Closing”) will take place at 2 P.M., Toronto time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Amalgamation set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at location mutually agreed by the parties hereto, and may be conducted remotely by the electronic exchange of documents.  The actual date of the Closing is hereinafter referred to as the “Closing Date”.

Section 3.02 Restrictions on Securities.  The parties acknowledge and agree that the Exchange Shares to be issued to the CCC Shareholders located in Canada pursuant to this Agreement will be subject to compliance with applicable securities Laws. The issuance of the Exchange Shares to CCC Shareholders located in the United States pursuant to this Agreement shall be conditional on the availability of an exemption from the registration requirements of the U.S.  Securities Act, and such Exchange Shares shall be "restricted securities" as such term is defined in Rule 144 under the U.S. Securities Act, and shall bear a legend to that effect.

Section 3.03 Dissenting Shareholders.  CCC Shareholders who validly exercise their dissent rights in connection with the Amalgamation pursuant to the subsection 185(1) of the OBCA shall not be entitled to exchange their CCC Shares for Exchange Shares pursuant to the Amalgamation.  However, if a shareholder of CCC fails to perfect or effectively withdraws such dissent rights or forfeits such dissent rights or if his, her or its rights as a shareholder of CCC are otherwise reinstated, such shareholder of CCC shall thereupon be deemed to have been exchanged for their CCC Shares, as of the Effective Date as prescribed herein. Registered shareholders of CCC entitled to vote in the Amalgamation may exercise dissent rights with respect to their CCC Shares in connection with the Amalgamation, pursuant to and in the manner set forth in the OBCA. CCC shall provide prompt notice to GPAY of any written notice of a dissent, withdrawal of such notice, and any other instruments served pursuant to such dissent rights received by CCC.

Section 3.04 Adjustments.

(a)           Related to Changes by GPAY or GPAY Subco.  Without limiting the other provisions of this Agreement, if at any time during the period between the Execution Date and the Effective Date any change in the outstanding shares of capital shares of GPAY or GPAY Subco shall occur (other than the issuance of additional shares of capital shares of either GPAY or GPAY Subco as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including reverse share split) or combination, exchange or readjustment of shares, or any share dividend or distribution paid in shares, the Amalgamation Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

(b)           Related to Taxation.  If the Minister of National Revenue (Canada) or the Commissioner of the Internal Revenue Service (U.S.) or any other competent authority (the "Authority") assesses or reassesses or proposes to assess or reassess GPAY or a holder of an Exchange Share (the "Reassessment") on the basis of a determination that the fair market value is different from the Amalgamation Consideration, and the reassessment is not disputed by GPAY or holder or, if the reassessment is disputed, a final settlement is reached with the Authority or a court of competent jurisdiction makes a final determination that the fair market value is different from the Amalgamation Consideration, then:

(i)        if the adjusted value is greater than the said aggregate Amalgamation Consideration, the amount of the Exchange Shares will be increased in by an amount in accordance with the difference between the adjusted value and the Amalgamation Consideration so that the aggregate Amalgamation Consideration (as so increased) is equal to the adjusted value; and

(ii)       if the adjusted value is less than the said aggregate Amalgamation Consideration, the amount of the Exchange Shares will be decreased by an amount in accordance with the difference between the aggregate Amalgamation Consideration and the adjusted value so that the aggregate Amalgamation Consideration (as so decreased) is equal to the adjusted value.

Section 3.05 Withholding Rights. Each of GPAY, GPAY Subco and Amalco shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Laws. To the extent that amounts are so deducted and withheld by GPAY, GPAY Subco or Amalco, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which GPAY, GPAY Subco or Amalco, as the case may be, made such deduction and withholding.

ARTICLE IV
Representations and Warranties of GPAY and GPAY Subco

GPAY and GPAY Subco hereby jointly and severally represent and warrant to CCC as follows (in each case throughout this Article IV, the term “GPAY” shall include GPAY Subco):

Section 4.01 Organization; Standing and Power; Charter Documents; Minutes; Subsidiaries.

(a)           Organization; Standing and Power. GPAY and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of GPAY and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Charter Documents. GPAY has delivered or made available to CCC a true and correct copy of the certificate of incorporation (including any certificate of designations), by-laws or like organizational documents, each as amended to date (collectively, the “Charter Documents”), of GPAY and each of its Subsidiaries. Neither GPAY nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)           Minutes. GPAY has made available to CCC true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of shareholders, GPAY Board and each committee of the GPAY Board since inception.

(d)           Subsidiaries. Other than GPAY Subco and Gold Party Payday, LLC, there are no other Subsidiaries of GPAY as of the date hereof, whether directly or indirectly, wholly-owned or otherwise. Each of the GPAY Subco and Gold Party Payday, LLC are directly wholly-owned by GPAY.  All of the outstanding capital shares of, or other equity or voting interests in, each Subsidiary of GPAY that is owned directly or indirectly by GPAY have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital share or other equity or voting interests, except for any Liens imposed by applicable securities Laws.  Except for the capital shares of, or other equity or voting interests in, its Subsidiaries, GPAY does not own, directly or indirectly, any capital share of, or other equity or voting interests in, any Person.

(e)           Organization of GPAY Subco. GPAY formed or caused to be formed GPAY Subco specifically for the Amalgamation transaction contemplated by this Agreement.  GPAY Subco was newly formed in connection with the execution of this Agreement and, with the sole exception of its formation activity, since its inception, has conducted no business and has neither accrued or obtained any assets nor incurred any liabilities.

Section 4.02 Capital Structure.

(a)           Capital Share. The authorized capital stock of GPAY consists of: (i) ninety-five million (95,000,000) GPAY Shares and (ii) five million (5,000,000) shares of preferred, par value $0.000001 per share, of GPAY (the “GPAY Preferred Share”). As of the date of this Agreement, (x) four million three hundred thirty-three thousand three hundred fifty (4,333,350) GPAY Shares were issued and outstanding, (y) no (0) GPAY Shares were issued and held by GPAY in its treasury and (z) no (0) GPAY Preferred Shares were issued and outstanding or held by GPAY in its treasury. All of the outstanding GPAY Shares are, and all of the GPAY Shares which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. No Subsidiary of GPAY owns any GPAY Shares.

(b)           Share Awards; GPAY Securities.  As of the date of this Agreement, GPAY has not adopted nor is there in effect with respect to GPAY any equity award, share option, incentive or other arrangement, plan or agreement by which there exists an option to acquire GPAY Shares (each, a “GPAY Share Option”), receive an award of any kind consisting of GPAY Shares that may be held, awarded, outstanding, payable or reserved for issuance under such an arrangement, plan or agreement, other than GPAY Share Options (each, a “GPAY Share Award”), or by which GPAY Shares or GPAY Preferred Share may otherwise be issued to any Person and no GPAY Shares are subject to issuance nor outstanding GPAY Share Options or GPAY Share Awards granted pursuant to such previously effective arrangements, plans, or agreements.  There are no Contracts to which GPAY is a party obligating GPAY to accelerate the vesting of any GPAY Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).  As of the date hereof, there are no outstanding (A) securities of GPAY or any of its Subsidiaries convertible into or exchangeable for Voting Debt (as defined below) or capital shares of GPAY, (B) options, warrants or other agreements or commitments to acquire from GPAY or any of its Subsidiaries, or obligations of GPAY or any of its Subsidiaries to issue, any Voting Debt or capital shares of (or securities convertible into or exchangeable for capital shares of) GPAY or (C) restricted shares, restricted share units, share appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" share or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital shares of GPAY, in each case that have been issued by GPAY or its Subsidiaries (the items in clauses (A), (B) and (C), together with the capital shares of GPAY, being referred to collectively as “GPAY Securities”). All outstanding GPAY Shares, all outstanding GPAY Equity Awards, and all outstanding capital shares, voting securities or other ownership interests in any Subsidiary of GPAY, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(c)           Voting Debt. No bonds, debentures, notes or other indebtedness issued by GPAY or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders or equityholders of GPAY or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital shares, voting securities or other ownership interests of GPAY or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

(d)           GPAY Subsidiary Securities. As of the date hereof, there are no outstanding (i) securities of GPAY or any of its Subsidiaries convertible into or exchangeable for capital shares, voting securities or other ownership interests in any Subsidiary of GPAY, (ii) options, warrants or other agreements or commitments to acquire from GPAY or any of its Subsidiaries, or obligations of GPAY or any of its Subsidiaries to issue, any capital shares, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital shares, voting securities or other ownership interests in) any Subsidiary of GPAY, or (iii) restricted shares, restricted share units, share appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” share or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital shares or voting securities of, or other ownership interests in, any Subsidiary of GPAY, in each case that have been issued by a Subsidiary of GPAY (the items in clauses (i), (ii) and (iii), together with the capital shares, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “GPAY Subsidiary Securities”).

Section 4.03 Authority; Non-contravention; Governmental Consents.

(a)           Authority. GPAY has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Amalgamation, adoption of this Agreement by the GPAY Board and any corporate acts of GPAY required by the provisions of this Agreement, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GPAY and the consummation by GPAY of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of GPAY and no other corporate proceedings on the part of GPAY are necessary to authorize the execution and delivery of this Agreement or to consummate the Amalgamation and the other transactions contemplated hereby, subject only, in the case of consummation of the Amalgamation, to the affirmative vote or consent of the required number of holders of the outstanding capital shares of GPAY Subco, which is the only vote or consent of the holders of any class or series of either of GPAY’s or GPAY Subco’s respective capital shares necessary to approve and adopt this Agreement, approve the Amalgamation and consummate the Amalgamation and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by GPAY and, assuming due execution and delivery by CCC, constitutes the valid and binding obligation of GPAY, enforceable against GPAY in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b)           Non-contravention. The execution, delivery and performance of this Agreement by GPAY, and the consummation by GPAY of the transactions contemplated by this Agreement, including the Amalgamation, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of GPAY or any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (iv) of Section 4.03(c), conflict with or violate any Law applicable to GPAY, any of its Subsidiaries or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under, any Contract to which GPAY or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien on any of the properties or assets of GPAY or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Governmental Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”), any Governmental Entity is required to be obtained or made by GPAY in connection with the execution, delivery and performance by GPAY of this Agreement or the consummation by GPAY of the Amalgamation and other transactions contemplated hereby, except for: (i) the filing of the Articles of Amalgamation with the Ministry of Government Services of the Province of Ontario; (ii) the filing of a current report on Form 8-K with the Securities and Exchange Commission (“SEC”) in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such reports under the Exchange Act as may be required in connection with this Agreement, the Amalgamation and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of OTC Bulletin Board; and (iv) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           Board Approvals. Each of the GPAY Board and the board of directors of GPAY Subco (the “GPAY Subco Board”), by resolutions duly adopted by unanimous vote at a meeting of all directors of each of the GPAY Board and GPAY Subco Board duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way or by unanimous written consent in lieu of a meeting, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Amalgamation, are fair to, and in the best interests of, the respective shareholders of each of GPAY and GPAY Subco, (ii) approved and declared advisable the Amalgamation Agreement.

(e)           Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under any federal, state, local or foreign laws applicable to either of GPAY or GPAY Subco is applicable to this Agreement, the Amalgamation or any of the other transactions contemplated by this Agreement.  Each of GPAY Board and GPAY Subco Board has taken all actions so that any restrictions contained in the OCBA applicable to a “business combination” and “amalgamation” (as defined in the OCBA) will not apply to the execution, delivery or performance of this Agreement and the consummation of the Amalgamation and the other transactions contemplated hereby.

Section 4.04 SEC Filings; Financial Statements; Internal Controls; Sarbanes-Oxley Act Compliance.

(a)           SEC Filings. GPAY has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since its inception (the “GPAY SEC Documents”). GPAY has made available to CCC all such GPAY SEC Documents that it has so filed or furnished prior to the date hereof. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the GPAY SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such GPAY SEC Documents. None of the GPAY SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the GPAY’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

(b)           Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the GPAY SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of GPAY and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of GPAY’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

(c)           Internal Controls.  Except as otherwise provided in the GPAY SEC Documents, GPAY and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of GPAY and its Subsidiaries are being made only in accordance with authorizations of management and the GPAY Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of GPAY’s and its Subsidiaries’ assets that could have a material effect on GPAY’s financial statements.

(d)           Disclosure Controls and Procedures. GPAY’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by GPAY in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to GPAY’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of GPAY required under the Exchange Act with respect to such reports. GPAY has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement and to GPAY’s auditors and the GPAY Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect GPAY’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in GPAY’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e)           Undisclosed Liabilities. The audited balance sheet of GPAY dated as of September 30, 2013 contained in the GPAY SEC Documents filed prior to the date hereof is hereinafter referred to as the “GPAY Balance Sheet.” Neither GPAY nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on the GPAY Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the GPAY Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)           Satisfaction and Removal of All Liabilities. As of the Effective Date, neither GPAY nor any of its Subsidiaries shall have any Liability, contingent or otherwise.  No later than the Effective Date, each and every Liability appearing on the GPAY Balance Sheet shall have been satisfied and there shall not be any remaining obligations of either GPAY or any of its Subsidiaries with respect thereto.

(g)           Off-balance Sheet Arrangements. Neither GPAY nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among GPAY and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, GPAY or any of its Subsidiaries in GPAY’s or such Subsidiary’s published financial statements or other GPAY SEC Documents.

(h)           Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of GPAY (or each former principal executive officer and each former principal financial officer of GPAY, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the GPAY SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither GPAY nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of GPAY or any of its Subsidiaries. GPAY is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing rules of OTC Bulletin Board, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05 Absence of Certain Changes or Events. Since the date of the GPAY Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of GPAY and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred:

(a)           any Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(b)           any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Date, would constitute a breach of Section 6.01.

Section 4.06 Taxes.

(a)           Tax Returns and Payment of Taxes. GPAY and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Neither GPAY nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by GPAY or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, GPAY has made an adequate provision for such Taxes in GPAY’s financial statements (in accordance with GAAP). GPAY’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by GPAY and its Subsidiaries through the date of such financial statements. Neither GPAY nor any of its Subsidiaries has incurred any material liability for Taxes since the date of GPAY’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b)           Availability of Tax Returns. GPAY has made available to CCC complete and accurate copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of GPAY or its Subsidiaries for any Tax period since its inception.

(c)           Withholding. GPAY and each of its Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)           Liens. There are no Liens for material Taxes upon the assets of GPAY or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in CCC’s financial statements.

(e)           Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against GPAY or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of GPAY or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of GPAY or any of its Subsidiaries.

(f)           Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where GPAY and its Subsidiaries do not file Tax Returns that GPAY or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g)           Tax Rulings. Neither GPAY nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)           Consolidated Groups, Transferee Liability and Tax Agreements. Neither GPAY nor any of its Subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any material liability for Taxes of any Person (other than GPAY or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement.

(i)           Change in Accounting Method. Neither GPAY nor any of its Subsidiaries has agreed to make, nor is it required to make, any adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j)           Post-Closing Tax Items. GPAY and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(k)           Ownership Changes. Without regard to this Agreement, neither GPAY nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(l)           US Real Property Holding Corporation. Neither GPAY nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(m)           Section 355. Neither GPAY nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(n)           Reportable Transactions. Neither GPAY nor any of its Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.07 Intellectual Property.

(a)           Certain Owned GPAY IP. As of the date hereof, there is no: (i) GPAY-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered GPAY-Owned IP.

(b)           Right to Use; Title. GPAY or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of GPAY and its Subsidiaries as currently conducted and contemplated (“GPAY IP”), free and clear of all Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Validity and Enforceability. GPAY and its Subsidiaries’ rights in the GPAY-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. GPAY and each of its Subsidiaries has taken reasonable steps to maintain the GPAY IP and to protect and preserve the confidentiality of all Trade Secrets included in the GPAY IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)           GPAY IP Agreements. As of the date hereof, there are no GPAY IP Agreements other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf Software that has not been modified or customized by a third party for GPAY or any of its Subsidiaries. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of GPAY or any of its Subsidiaries under any of the GPAY IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)           Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the conduct of the businesses of GPAY and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of GPAY no third party is infringing upon, violating or misappropriating any GPAY Intellectual Property.

(f)           IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of GPAY, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by GPAY or any of its Subsidiaries; (ii) challenging the validity, enforceability or ownership of any GPAY-Owned IP or GPAY or any of its Subsidiaries’ rights with respect to any GPAY IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. GPAY and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any GPAY IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.08 Compliance; Permits.

(a)           Compliance. GPAY and each of its Subsidiaries is and, since its inception, has been in compliance with, all Laws or Orders applicable to GPAY or any of its Subsidiaries or by which GPAY or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since its inception, no Governmental Entity has issued any notice or notification stating that GPAY or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Permits. GPAY and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any Permits of GPAY or any of its Subsidiaries is pending or, to the Knowledge of GPAY, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. GPAY and each of its Subsidiaries is and, since its inception, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.09 Litigation. As of the date hereof, there is no claim, action, suit, arbitration, proceeding or, to the Knowledge of GPAY, governmental investigation (each, a “Legal Action”), pending, or to the Knowledge of GPAY, threatened against GPAY or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of GPAY, any executive officer or director of GPAY or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $1,000, and (b) does not seek material injunctive or other material non-monetary relief. None of GPAY or any of its Subsidiaries is subject to any order, writ, assessment, decision, injunction, decree, ruling or judgment of a Governmental Entity (“Order”), whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, to the Knowledge of GPAY, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of GPAY, threatened, in each case regarding any accounting practices of GPAY or any of its Subsidiaries or any malfeasance by any executive officer of GPAY.

Section 4.10 Brokers’ and Finders’ Fees. GPAY has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.11 Related Party Transactions. Except as disclosed in the GPAY SEC Documents, no executive officer or director of GPAY or any of its Subsidiaries or any person owning 5% or more of the GPAY Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon GPAY or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by GPAY or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 4.12 Employee Matters.

(a)           Schedule. As of the date hereof, there exists no material plans, programs, policies, agreements, collective bargaining agreements or other arrangements providing for compensation, severance, deferred compensation, performance awards, share or share-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by GPAY or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant or director of GPAY or any of its Subsidiaries (each, a “GPAY Employee”), or with respect to which GPAY or any of its Subsidiaries has or may have any material Liability.

(b)           No Post-Employment Obligations. GPAY is under no obligation to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither GPAY nor any of its Subsidiaries has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any GPAY Employee (either individually or to GPAY Employees as a group) or any other person that such GPAY Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(c)           Section 409A Compliance. Each transaction with a GPAY Employee that is subject to Section 409A of the Code has been conducted in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(d)           Health Care Compliance. Each of GPAY and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to any offered group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(e)           Effect of Transaction. Neither the execution of this Agreement, the consummation of the Amalgamation, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of GPAY to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of GPAY to merge, amend or terminate any benefits to GPAY Employees, (iv) increase the amount payable or result in any other material obligation pursuant to any GPAY Employee benefits, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(f)            Employment Law Matters.  GPAY and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to GPAY Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing GPAY Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)           Labor.  Neither GPAY nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against GPAY or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened or has occurred since its inception, and, to the Knowledge of GPAY, no material work stoppage, slowdown or labor strike against GPAY or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened or has occurred since its inception. As of the date hereof, none of the GPAY Employees are represented by a labor organization, work council or trade union and, to the Knowledge of GPAY, there is no organizing activity, Legal Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at GPAY or any of its Subsidiaries, or any GPAY Employees. As of the date hereof, there are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of GPAY, threatened relating to any employment related matter involving any GPAY Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13 Real Property and Personal Property Matters.

(a)           Real Property. As of the date hereof, neither GPAY nor any of its Subsidiaries is the owner or lessee of any real property.

(b)           Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, GPAY and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens.

Section 4.14 Material Contracts.

(a)           Material Contracts. For purposes of this Agreement, “GPAY Material Contract” shall mean the following to which GPAY or any of its Subsidiaries is a party or any of the respective assets are bound (excluding any leases):

(i)          any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by GPAY with the SEC;

(ii)         any employment or consulting Contract (in each case with respect to which GPAY has continuing obligations as of the date hereof) with any current or former (x) executive officer of GPAY, (y) member of the GPAY Board, or (z) GPAY Employee providing for an annual base salary in excess of $100,000;

(iii)        any Contract providing for indemnification or any guaranty by GPAY or any Subsidiary thereof, in each case that is material to GPAY and its Subsidiaries, taken as a whole, other than (x) any guaranty by GPAY or a Subsidiary thereof of any of the obligations of (A) GPAY or another wholly-owned Subsidiary thereof or (B) any Subsidiary (other than a wholly-owned Subsidiary) of GPAY that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)        any Contract that purports to limit in any material respect the right of GPAY or any of its Subsidiaries (or, at any time after the consummation of the Amalgamation, GPAY or any of its Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v)         any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by GPAY or any of its Subsidiaries after the date of this Agreement of assets, regardless of fair market value thereof;

(vi)        any Contract that contains any provision that requires the purchase of all of GPAY’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to GPAY and its Subsidiaries, taken as a whole;

(vii)       any Contract that obligates GPAY or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Amalgamation will obligate GPAY, the Amalco or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(viii)      any partnership, joint venture or similar Contract that is material to GPAY and its Subsidiaries taken as a whole;

(ix)         any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, for any amount, other than (x) accounts receivables and payables, and (y) loans to direct or indirect wholly-owned Subsidiaries of GPAY;

(x)          any employee collective bargaining agreement or other Contract with any labor union;

(xi)         any other Contract under which GPAY or any of its Subsidiaries is obligated to make payment or incur costs in excess of $1,000 in any year and which is not otherwise described in clauses (i)–(x) above;

(xii)        any Contract which is not otherwise described in clauses (i)-(xi) above that is material to GPAY and its Subsidiaries, taken as a whole; or

(xiii)       any GPAY IP Agreement.

(b)           No Material Contracts. As of the date hereof, there are no GPAY Material Contracts in existence, valid and binding on GPAY or any its Subsidiaries, or in effect and enforceable against GPAY or any of its Subsidiaries.

(c)           No Breach. (i) Neither GPAY or its applicable Subsidiary nor any of its Subsidiaries nor, to the Knowledge of GPAY, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any prior GPAY Material Contract, and (iii) neither GPAY nor any of its Subsidiaries nor, to the Knowledge of GPAY, any third party is in breach, or has received written notice of breach, of any prior GPAY Material Contract.

ARTICLE V
Representations and Warranties of CCC

CCC hereby represents and warrants to GPAY and GPAY Subco as following:

Section 5.01 Organization. CCC is a corporation duly incorporated under the laws of Ontario and is a valid and subsisting corporation under the OBCA and is in compliance, in all material respects, with the requirements of the OBCA.

Section 5.02 Authority; Non-contravention; Governmental Consents.

(a)           Authority. CCC has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Amalgamation, approval of the Amalgamation Agreement and any corporate acts of CCC required by the provisions of this Agreement by the affirmative vote or consent of the required number of holders of the outstanding CCC Shares in accordance with the terms of the OBCA, if any (the “Requisite CCC Vote”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CCC and the consummation by CCC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of CCC and no other corporate proceedings on the part of CCC are necessary to authorize the execution and delivery of this Agreement or to consummate the Amalgamation and the other transactions contemplated hereby, subject only to the filing of the articles of amalgamation pursuant to the OBCA.  This Agreement has been duly executed and delivered by CCC and, assuming due execution and delivery by GPAY and GPAY Subco, constitutes the valid and binding obligation of CCC, enforceable against CCC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors rights generally and by general principles of equity.

(b)           Non-contravention. The execution, delivery and performance of this Agreement by CCC and the consummation by CCC of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation or by-laws of CCC; (ii) subject to compliance with the requirements set forth in clauses (i)-(ii) of Section 5.02(c), conflict with or violate any Law applicable to CCC or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or require any Consent under any Contract to which CCC is a party or otherwise bound; or (iv) result in the creation of any Lien on any of the properties or assets of CCC, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, terminations, amendments, accelerations, cancellations or Liens, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CCC’s ability to consummate the transactions contemplated by this Agreement.

(c)           Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by CCC in connection with the execution, delivery and performance by CCC of this Agreement or the consummation by CCC of the Amalgamation and other transactions contemplated hereby, except for: (i) the filing of the Articles of Amalgamation with the Ministry of Government Services of the Province of Ontario and appropriate documents with the relevant authorities of other states or provinces in which CCC is qualified to do business; and (ii) such Consents which if not obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CCC’s ability to consummate the transactions contemplated by this Agreement.

Section 5.03 Legal Proceedings. As of the date hereof, there is no pending or, to the Knowledge of CCC, threatened, Legal Action against CCC or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon CCC or any of its Subsidiaries, in each case, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CCC’s ability to consummate the transactions contemplated by this Agreement.

Section 5.04 Board Approval.  The CCC Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the CCC Board duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way or by unanimous written consent in lieu of a meeting, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Amalgamation, are fair to, and in the best interests of, the CCC Shareholders, (ii) approved and declared advisable the Amalgamation Agreement.

Section 5.05 Financial Statements.  Each of the financial statements (including, in each case, any related notes thereto) provided by CCC to GPAY (collectively, the “CCC Financial Statements”): (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements); and (ii) fairly presented in all material respects the financial position of CCC at the respective dates thereof and the results of GPAY’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP.

Section 5.06 Absence of Certain Changes or Events. Since the date of the balance sheet of CCC contained in the most recent CCC Financial Statements, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of CCC has been conducted in the ordinary course of business and there has not been or occurred:

(a)           any Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(b)           any event, condition, action or effect that, if taken during the period from the date of this Agreement through the Effective Date, would constitute a breach of Section 6.01.

Section 5.07 Compliance; Permits.

(a)           Compliance. CCC is and, since its inception, has been in compliance with, all Laws or Orders applicable to CCC or by which CCC or any of its businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since its inception, no Governmental Entity has issued any notice or notification stating that CCC is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Permits. CCC holds, to the extent legally required to operate its respective businesses as such businesses are being operated as of the date hereof, all Permits, except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any Permits of CCC is pending or, to the Knowledge of CCC, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. CCC and each of its Subsidiaries is and, since its inception, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08 Brokers’ and Finders’ Fees. CCC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 5.09 Related Party Transactions. Except as disclosed in the CCC Financial Statements, no executive officer or director of CCC or any of its Subsidiaries or any person owning 5% or more of the GPAY Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon CCC or any of its assets, rights or properties or has any interest in any property owned by CCC or has engaged in any transaction with CCC within the last twelve (12) months.

Section 5.10 Material Contracts.

(a)           Material Contracts. For purposes of this Agreement, “CCC Material Contract” shall mean the following to which CCC is a party or any of its respective assets are bound (excluding any leases):

(i)          any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(ii)         any employment or consulting Contract (in each case with respect to which CCC has continuing obligations as of the date hereof) with any current or former (x) executive officer of CCC, (y) member of the CCC Board, or (z) CCC employee providing for an annual base salary in excess of $100,000;

(iii)        any Contract providing for indemnification or any guaranty by CCC that is material to CCC other than (x) any guaranty by CCC of any of the obligations of CCC or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iv)        any Contract that purports to limit in any material respect the right of CCC (or, at any time after the consummation of the Amalgamation, CCC) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(v)         any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by CCC after the date of this Agreement of assets, regardless of fair market value thereof;

(vi)        any Contract that contains any provision that requires the purchase of all of CCC’s requirements for a given product or service from a given third party, which product or service is material to CCC;

(vii)       any Contract that obligates CCC to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Amalgamation will obligate CCC or the Amalco to conduct business on an exclusive or preferential basis with any third party;

(viii)      any partnership, joint venture or similar Contract that is material to CCC;

(ix)        any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, for any amount, other than (x) accounts receivables and payables;

(x)         any employee collective bargaining agreement or other Contract with any labor union;

(xi)        any other Contract under which CCC is obligated to make payment or incur costs in excess of $1,000 in any year and which is not otherwise described in clauses (i)–(x) above; or

(xii)        any Contract which is not otherwise described in clauses (i)-(xi) above that is material to CCC.

(b)           No Material Contracts.  Except as disclosed in the CCC Financial Statements, as of the date hereof, there are no CCC Material Contracts in existence, valid and binding on CCC, or in effect and enforceable against CCC.

(c)           No Breach. (i) Neither CCC nor, to the Knowledge of CCC, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any prior CCC Material Contract, and (iii) neither CCC nor, to the Knowledge of CCC, any third party is in breach, or has received written notice of breach, of any prior CCC Material Contract.

ARTICLE VI
Covenants

Section 6.01 Conduct of Business of GPAY and CCC. GPAY shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Date, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of the other party, to cease completely conduct of its business.  CCC shall, during the period from the date of this Agreement until the Effective Date, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of the other party, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, CCC shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it.  Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Date, except as required by applicable Law, GPAY shall not, nor shall it permit any of its Subsidiaries to, and CCC shall not, each without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed):

(a)            amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(b)            (i) split, combine or reclassify any GPAY Securities or GPAY Subsidiary Securities or capital shares of CCC, as the case may be, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any GPAY Securities or GPAY Subsidiary Securities or capital shares of CCC, as the case may be, (iii) declare, set aside or pay any dividend or distribution (whether in cash, shares, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any of its respective capital shares (other than dividends from its direct or indirect wholly-owned Subsidiary);

(c)            issue, sell, pledge, dispose of or encumber any GPAY Securities or GPAY Subsidiary Securities or capital shares of CCC, as the case may be;

(d)            except as required by applicable Law or Contract in effect as of the date of this Agreement, (i) increase the compensation payable or that could become payable by GPAY or any of its Subsidiaries or CCC to the respective directors, officers or employees thereof, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any plan, agreement, program, policy, trust, fund or other arrangement providing for compensation, severance, deferred compensation, performance awards, share or share-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA;

(e)            acquire, by merger, consolidation, acquisition of shares or assets, or otherwise, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person;

(f)             transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of shares or assets, or otherwise), including the capital shares or other equity interests in any Subsidiary of GPAY, except with the written consent of the other party;

(g)            repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GPAY or any of its Subsidiaries or CCC, as the case may be, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h)           with the exception of this Agreement and any agreements related to this Agreement, enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any GPAY Material Contract or CCC Material Contract, as the case may be;

(i)            institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by GPAY or any of its Subsidiaries of any amount or by CCC, as the case may be, other than any Legal Action arising out of a breach or alleged breach of this Agreement;

(j)            make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k)           (i) settle or compromise any material Tax claim, audit or assessment, (ii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to GPAY or its Subsidiaries or to CCC, as the case may be;

(l)            enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(m)           take any action to exempt any Person from, or make any acquisition of securities of GPAY or any of its Subsidiaries or of CCC, as the case may be, by any Person not subject to, any state takeover statute or similar statute or regulation that applies to GPAY or any of its Subsidiaries or to CCC, as the case may be, including the restrictions on “business combinations” or “amalgamation” set forth in the OBCA, except for the parties hereto or any of the Subsidiaries or Affiliates thereof, or the transactions contemplated by this Agreement;

(n)           abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to GPAY IP or Intellectual Property owned by CCC, as the case may be; or

(o)           agree or commit to do any of the foregoing.

Section 6.02 Other Actions. From the date of this Agreement until the earlier to occur of the Effective Date or the termination of this Agreement in accordance with the terms set forth in Article VIII, CCC and GPAY shall not, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Amalgamation or the other transactions contemplated by this Agreement.

Section 6.03 Access to Information.  From the date of this Agreement until the earlier to occur of the Effective Date or the termination of this Agreement in accordance with the terms set forth in Article VIII, GPAY shall, and shall cause its Subsidiaries to, afford to CCC and CCC’s Representatives and CCC shall afford to GPAY and GPAY’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of GPAY or any Subsidiary thereof or of CCC, as the case may be, to the officers, employees, accountants, agents, properties, offices and other facilities and to all books, records, contracts and other assets of GPAY and its Subsidiaries and of CCC, as the case may be, and GPAY shall, and shall cause its Subsidiaries to, furnish promptly to CCC and CCC shall furnish promptly to GPAY such other information concerning the business and properties of GPAY and its Subsidiaries and of CCC, as the case may be, as may be reasonably requested by the other party from time to time. Neither GPAY nor any of its Subsidiaries nor CCC shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the respective representations and warranties of GPAY or CCC contained herein, or limit or otherwise affect the remedies available to GPAY or CCC pursuant to this Agreement.

Section 6.04 Notices of Certain Events. GPAY shall notify CCC promptly and CCC shall notify GPAY promptly, as the case may be, of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) any Legal Actions commenced, or to such party’s knowledge, threatened, against GPAY or any of its Subsidiaries or against CCC, as the case may be, that are related to the transactions contemplated by this Agreement, and (iv) any event, change or effect between the date of this Agreement and the Effective Date which causes or is reasonably likely to cause the failure of the conditions set forth in Section 7.03(a), Section 7.03(b) or Section 7.03(c) of this Agreement (in the case of GPAY and GPAY Subco) or Section 7.02(a), Section 7.02(b) or Section 7.02(c) of this Agreement (in the case of CCC), to be satisfied. In no event shall (x) the delivery of any notice pursuant to this Section 6.04 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) such disclosure be deemed to amend or supplement or constitute an exception to any representation or warranty. This Section 6.04 shall not constitute a covenant or agreement for purposes of Section 7.03(b) or Section 7.02(b).

Section 6.05 Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 6.05), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Amalgamation and to fully carry out the purposes of this Agreement. GPAY will take all action necessary to cause GPAY Subco to perform its obligations under this Agreement and to consummate the Amalgamation on the terms and conditions set forth in this Agreement.  CCC and GPAY shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If CCC or GPAY receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b)           In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Amalgamation or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of the parties shall cooperate in all respects with the other and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, CCC shall not be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any Order, in connection with the transactions contemplated by this Agreement.

Section 6.06 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by CCC and GPAY. Thereafter, each of CCC, GPAY and GPAY Subco agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of CCC and GPAY (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.07 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law becomes or is deemed to be applicable to GPAY, GPAY Subco, the Amalgamation or any other transaction contemplated by this Agreement, then each of GPAY, GPAY Subco, and their respective board of directors shall grant such approvals and use reasonable efforts to take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable to the foregoing.

Section 6.08 Section 16 Matters. Prior to the Effective Date, GPAY shall obtain the approval of the GPAY Board as required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of GPAY Shares (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of GPAY who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GPAY.

Section 6.09 Further Assurances. At and after the Effective Date, the officers and directors of Amalco and GPAY shall be authorized to execute and deliver, in the name and on behalf of CCC, GPAY or GPAY Subco, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of CCC, GPAY or GPAY Subco, any other actions and things to vest, perfect or confirm of record or otherwise in Amalco or GPAY, as applicable, any and all right, title and interest in, to and under any of the rights, properties or assets of CCC acquired or to be acquired by Amalco as a result of, or in connection with, the Amalgamation.

ARTICLE VII
Conditions

Section 7.01 Conditions to Each Party’s Obligation to Effect the Amalgamation. The respective obligations of each party to this Agreement to effect the Amalgamation is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)           Shareholder Approval. This Agreement will have been duly adopted by the Requisite CCC Vote.

(b)           No Injunctions, Restraints or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Amalgamation or the other transactions contemplated by this Agreement.

(c)           Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity required to consummate the Amalgamation and the other transactions contemplated by this Agreement (other than the filing of the Articles of Amalgamation with the Ministry of Government Services of the Province of Ontario), including, without limitation, the approval of Health Canada with respect to CCC’s pending licenses to be issued thereby, shall have been obtained, free of any condition that would reasonably be expected to have a Material Adverse Effect on GPAY’s and GPAY Subco’s or CCC’s respective ability to consummate the transactions contemplated by this Agreement or the continuation of CCC’s business following the consummation of the transaction contemplated by this Agreement.

Section 7.02 Conditions to Obligations of GPAY and GPAY Subco. The obligations of GPAY and GPAY Subco to effect the Amalgamation are also subject to the satisfaction or waiver by GPAY and GPAY Subco on or prior to the Closing Date of the following conditions:

(a)           Representations and warranties. The representations and warranties of CCC set forth in Article V of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Date, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CCC’s ability to consummate the transactions contemplated by this Agreement.

(b)           Performance of covenants.  CCC shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

(c)           Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on CCC or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CCC.

(d)           Officers certificate. GPAY will have received a certificate, signed by an officer of CCC, certifying as to the matters set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c).

Section 7.03 Conditions to Obligation of CCC. The obligation of CCC to effect the Amalgamation is also subject to the satisfaction or waiver by CCC on or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. (i) The representations and warranties of GPAY and GPAY Subco (other than in Section 4.01(a), Section 4.03(a), Section 4.04(b), Section 4.05(a) and Section 4.10) set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material” or “materially”) when made and as of immediately prior to the Effective Date, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the representations and warranties contained in Section 4.01(a), Section 4.03(a), Section 4.04(b), Section 4.05(a) and Section 4.10 shall be true and correct in all respects when made and as of immediately prior to the Effective Date, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)           Performance of Covenants. GPAY and GPAY Subco shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c)           Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect on GPAY or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GPAY.

(d)           OTC Bulletin Board Listing. As of the Closing Date, GPAY must have received all necessary regulatory approvals with respect to the transaction contemplated by this Agreement, including, without limitation, approval from OTC Bulletin Board, if required, and must remain listed and in good standing with respect to the OTC Bulletin Board.

(e)           Officers Certificate.  CCC will have received a certificate, signed by the chief executive officer or chief financial officer of GPAY and GPAY Subco, certifying as to the matters set forth in Section 7.03(a), Section 7.03(b), Section 7.03(c), and Section 7.03(d) hereof.

(f)           Agreement With GPAY Majority Shareholder. Tatum L. Morita, the current President, chief executive officer and chief financial officer of GPAY, shall have executed and delivered to CCC a binding Business Transfer and Indemnity Agreement, in a form satisfactory to CCC, pursuant to which she will (i) surrender to GPAY all four million (4,000,000) GPAY Shares held, directly or indirectly, by Ms. Morita and (ii) indemnify and hold harmless GPAY for all liabilities of GPAY incurred prior to the Effective Date in consideration of (i) a one-time payment in the amount of three hundred sixty-one thousand six hundred fifty dollars ($361,650), (ii) indemnification by GPAY and Amalco for all liabilities incurred after the Effective Date and (iii) the transfer of the GPAY assets held immediately prior to the Execution Date in connection with the GPAY business, as more particularly described in GPAY’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, and in GPAY’s most recent quarterly reports on Form 10-Q for the periods ended December 31, 2013 and March 31, 2014.  The closing of the Business Transfer and Indemnity Agreement shall occur concurrently with or within a reasonable time following the Effective Date.

ARTICLE VIII
Termination, Amendment and Waiver

Section 8.01 Termination By Mutual Consent. This Agreement may be terminated at any time prior to the Effective Date (notwithstanding any approval of this Agreement by the shareholders of CCC) by mutual written consent of GPAY, GPAY Subco and CCC.

Section 8.02 Termination By Either GPAY or CCC. This Agreement may be terminated by either GPAY or CCC at any time prior to the Effective Date (notwithstanding any approval of this Agreement by the shareholders of CCC):

(a)           if the Amalgamation has not been consummated on or before May 30, 2014 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Amalgamation to be consummated on or before the End Date;

(b)           if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Amalgamation or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

Section 8.03 Termination By GPAY. This Agreement may be terminated by GPAY at any time prior to the Effective Date if there shall have been a breach of any representation, warranty, covenant or agreement on the part of CCC set forth in this Agreement such that the conditions to the Closing of the Amalgamation set forth in Section 7.02(a), Section 7.02(b) or Section 7.02(c), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that GPAY shall have given CCC at least 5 days written notice prior to such termination stating GPAY’s intention to terminate this Agreement pursuant to this Section 8.03.

Section 8.04 Termination By CCC. This Agreement may be terminated by CCC at any time prior to the Effective Date (notwithstanding any approval of this Agreement by the shareholders of CCC) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of either GPAY or GPAY Subco set forth in this Agreement such that the conditions to the Closing of the Amalgamation set forth in Section 7.03(a), Section 7.03(b) or Section 7.03(c), as applicable, would not be satisfied or any one of the conditions to the Closing of Amalgamation set forth in Section 7.03(d) or Section 7.03(f) is not satisfied and, in either such case, such breach is incapable of being cured by the End Date.

Section 8.05 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and, unless otherwise stated herein, any such termination in accordance with Article VIII shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except (i) with respect to this Section 8.05, Article I and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (ii) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 8.06 Amendment. At any time prior to the Effective Date, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite CCC Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite CCC Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of CCC Shares or approval by the holders of GPAY Shares, as applicable, without such approval.

Section 8.07 Extension; Waiver. At any time prior to the Effective Date, GPAY or GPAY Subco, on the one hand, or CCC, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX
Miscellaneous

Section 9.01 Construction. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.02 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Date. This Section 9.02 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Date. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Date.

Section 9.03 Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The parties hereby attorn to the jurisdiction of the Courts of Ontario in any dispute that may arise hereunder.

Section 9.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the [third] day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Article IX):

If to GPAY or GPAY Subco, to:	Gold Party Payday, Inc. 3189 Pepperhill Road Lexington, KY 40502 Attention: Tatum Morita, CEO Facsimile: _______________ E-mail: seijimo@hotmail.com
with a copy (which will not constitute notice to GPAY or GPAY Subco) to:	Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, NY 10022 Attention: Spencer Feldman, Esq. Facsimile: 212-451-2222 E-mail: SFeldman@olshanlaw.com
If to CCC, to:	Canada Cannabis Corp. 2368 Lakeshore Road West, Suite 205 Oakville ON L6L 1H5 Canada Attention: Benjamin Ward, President & CEO Facsimile: _________________ E-mail: bward@cdncannabis.com
with a copy (which will not constitute notice to CCC) to:	Thrasher, Liss & Smith, LLC 5 Concourse Parkway, Suite 2600 Atlanta, GA 30328 Attention: Grady Thrasher, Esq. Facsimile: 404-760-0225 E-mail: gthrasher@tlslaw.com or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 9.05 Entire Agreement. This Agreement (including any Exhibits and Schedules to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the Confidentiality Agreement, the statements in the body of this Agreement will control.

Section 9.06 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.07 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.08 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (“pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CANADA CANNABIS CORP., an Ontario corporation
By: /S/ Benjamin Ward Benjamin Ward, President & CEO

GOLD PARTY PAYDAY, INC., a Delaware corporation
By: /S/ Tatum L. Morita Name: Tatum L. Morita Title: President & CEO [CORPORATE SEAL]

2418146 ONTARIO INC., an Ontario corporation
By: /S/ Dino Fuschino Name: Dino Fuschino Title: Director

SCHEDULE A

AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT entered into as of the 14th day of May, 2014.

CANADA CANNABIS CORP. a company incorporated under the provincial laws  of Ontario (“CCC”)

AND

2418146 ONTARIO INC. a company incorporated under the provincial laws of Ontario (“GPAY Subco”)

WHEREAS:

•	CCC and the GPAY Subco (the “Amalgamating Corporations”) desire to amalgamate to continue as one corporation under the authority of the Business Corporations Act (Ontario) (the “OBCA”);

•	The Amalgamating Corporations have each made full disclosure to one another of their respective assets and liabilities;

•
GPAY Subco is a wholly owned subsidiary of Gold Party Pay Day Inc. (“GPAY”) which has agreed to issue GPAY common stock to CCC shareholders under a proposed Merger Agreement to be entered into among GPAY, CCC, GPAY Subco; and

•	None of the issued common shares of CCC (the “CCC Shares”) and none of the issued GPAY Subco common shares (the “GPAY Subco Shares”) are held by or on behalf of the other Amalgamating Corporation.

NOW THEREFORE the parties hereto have agreed as follows:

1.
Agreement to Amalgamate. The Amalgamating Corporations do hereby agree to amalgamate under Section 175 of the OBCA and to continue as one corporation (the “Amalco”) on the effective date on the terms and conditions set out in this Agreement.

2.	Name. The name of the Amalco shall be “Canada Cannabis Corp.”

3.	Business. There shall be no restrictions on the business that the Amalco may carry on or the powers that Amalco may exercise.

4.	Registered Office. The registered office of the Amalco shall be in the City of Oakville in the Province of Ontario.

5.	Address of Registered Office. The address of the registered office of Amalco shall be at 2368 Lakeshore Rd. W. Suite 201 Oakville, Ontario L6L 1H5.

6.	Authorized Capital. Amalco shall be authorized to issue an unlimited number of common shares without nominal or par value (the “Amalco Shares”).

7.	Attributes of the Amalco Shares. The rights, privileges, restrictions and conditions attaching to the Amalco Shares shall be as follows:

a)	the holders of Amalco Shares shall be entitled to vote at all meetings of shareholders;

b)	the holders of Amalco Shares shall be entitled to receive dividends as and when declared by the board of directors of Amalco; and

c)
the holders of Amalco Shares shall, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Amalco, be entitled to receive the remaining property of Amalco in the event of liquidation, dissolution or winding-up of Amalco or other distribution of assets of Amalco among its shareholders for the purpose of winding-up its affairs.

8.	Restrictions on Transfer. The issue, transfer or ownership of Amalco Shares is restricted as follows:

a)	Amalco is hereby prohibited from making any invitation to the public to subscribe for any securities of Amalco.

b)
No issuance of any share shall be effective without the previous consent of the directors of Amalco expressed by a resolution passed by the Board of Directors or by an instrument or instruments in writing signed by all the Directors.

c)
Except in the case of a transfer of shares from a deceased shareholder to his personal representative, no transfer of any Amalco Share shall be effective without the previous consent of the Directors of Amalco expressed by a resolution passed by the Board of Directors or by an instrument or instruments in writing signed by all the Directors.

9.
By-Laws. The by-laws of the Amalco shall, to the extent not inconsistent with this Agreement, be the by-laws of CCC, until repealed, amended, altered or supplemented.  A copy of the proposed by-laws may be examined at the registered office of Amalco at 2368 Lakeshore Rd. W. Suite 201 Oakville, Ontario L6L 1H5.

10.
Banking.  In order to provide for the subsequent management and operation of Amalco the banking and borrowing by-laws and resolutions of CCC shall continue in full force and effect as the banking and Borrowing by-laws and resolutions of Amalco until repealed or amended.

11.	Other. The Board of directors may from time to time:

a)	borrow money on the credit of Amalco;

b)	issue, sell or pledge debt obligations, including bonds, debentures, notes or similar obligations; secured or unsecured, of Amalco;

c)
charge, mortgage, hypothecate or pledge all or any of the currently owned or subsequently acquired real or personal, moveable or immoveable property of Amalco, including book debts, rights, powers, franchises and undertaking, to secure any debt obligations or any money borrowed, or other debt or liability of Amalco; or

d)
delegate to such one or more of the directors or officers of Amalco as may be designated by the Board all or any of the powers conferred on the Board herein to such extent and in such manner as the Board shall determine at the time of each such delegation.

12.
Directors. The Board of Directors of Amalco, until otherwise changed, shall consist of such number of directors that is not less than shall be one (1) and not more than ten (10) as shall be determined from time to time by special resolution.  Initially, there shall be five (5) directors who shall be the persons named below:

Name	Address	Canadian Resident
Ben Ward	102 Bronte Road Ste 316 Oakville ON L6L6J5	Yes
John Esteireiro	209 Old Forest Hill Road, Toronto, ON M6C2H1	Yes
Sil Serrano	33 Irwin Place, Bradford ON L3Z0H7	Yes
Peter Strang	28 Cedar Bank Cres. Toronto, ON M3B3A4	Yes
Dale Rasmussen	29409 232 2nd Lane SE, Black Diamond WA 98010 USA	No

13.
Effective Time. The amalgamation of The Amalgamating Corporations shall be effective as of 12:01 a.m. (Toronto time) on the date of the Certificate of Amalgamation giving effect to the amalgamation contemplated by this Amalgamation Agreement is issued by the “Director” as that term is defined in the OBCA (the “Effective Time”).

14.	Conversion. At the Effective Time, the authorized and issued GPAY Subco Shares and CCC Shares shall be converted into authorized and issued Amalco Shares as follows:

a)	The issued and outstanding GPAY Subco Shares shall be converted into Amalco Shares on the basis of one Amalco Share for each one GPAY Subco Shares; and

b)
the issued and outstanding CCC Shares (other than any CCC Shares in respect of which any shareholder of CCC has validly exercised its dissent rights pursuant to Section 185 of the OBCA) shall be exchanged for fully paid common shares of GPAY as constituted at the Effective Time (each, a “GPAY Share”) on the basis of one (1) GPAY Share for each 19.5 CCC Shares (the “Exchange Ratio”), as constituted at the Effective Time, and all such CCC Shares shall be cancelled.

15.
Share Certificates. After the Effective Time, and upon surrender of the certificates representing CCC Shares and the GPAY Subco Shares, such certificates shall be cancelled and the holders of record of the GPAY Subco Shares immediately prior to the Effective Time shall be entitled to receive certificates representing the Amalco Shares into which the shares presented by the certificates so surrendered are converted in the basis described in section 13 and the holders of CCC Shares shall be entitled to receive certificates representing GPAY Shares in accordance with the Exchange Ratio.

16.	Stated Capital. The stated capital of Amalco immediately after the Amalgamation becomes effective shall be equal to the aggregate stated capital of the Amalgamating Corporations.

17.	Implementation. Upon the Effective Date:

a)	the Amalgamating Corporations are amalgamated and continue as one corporation under the terms and conditions prescribed in this Agreement;

b)	the Amalgamating Corporations cease to exist as entities separate from Amalco;

c)
Amalco shall possess all the property, assets, rights, privileges and franchises and shall be subject to all liabilities, including civil, criminal and quasi criminal, and all contracts, disabilities and debts of the Amalgamating Corporations;

d)	a conviction against, or ruling, order or judgment in favor of or against any of the Amalgamating Corporations may be enforced by or against Amalco;

e)
the articles of amalgamation are deemed to be the articles of incorporation of Amalco and except for the purpose of section 117(1) of the OBCA, the certificate of amalgamation is deemed to be the certificate of incorporation of Amalco; and

f)	Amalco shall be deemed to be the party plaintiff or the party defendant, as the case may be, in any civil action commenced by or against any of the Amalgamating Corporations before the Effective Date.

18.
Articles of Amalgamation. Subject to section 19, the shareholders of each of the Amalgamating Corporations have approved this Agreement by unanimous special resolution, articles of amalgamation, together with a statement of a director or officer of each of the Amalgamating Corporations required under section 178(2) of the OBCA shall for the purpose of bringing the amalgamation into effect be sent to the “Director”.

19.
Termination. Notwithstanding the approval of this Agreement by the Shareholders of the Amalgamating Corporations may without further shareholder approval terminate this agreement at any time before the endorsement of a certificate of amalgamation.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CANADA CANNABIS CORP., an Ontario corporation
By: /S/ Benjamin Ward Benjamin Ward, President & Chief Executive Officer

2418146 ONTARIO INC., an Ontario corporation
By: /S/ Dino Fuschino Name: Dino Fuschino Title: Director